 Execution Version

SPECIAL CUSTODY ACCOUNT AGREEMENT

AGREEMENT, dated as of January 29, 2013, by and among The Bank of New York Mellon, in its capacity as custodian (“Bank”), GuideMark Opportunistic Fixed Income Fund, a series of GPS Funds II (“Customer”), Loomis, Sayles & Company, L.P., as investment sub-advisor to Customer (“IA”) and Morgan Stanley & Co. LLC ("Broker").

NOW, THEREFORE, be it agreed as follows:

1.              Security Interest.  With respect to the custodial account maintained with Bank by Customer, Bank shall open a corresponding account on its books entitled “Special Custody Account” for Morgan Stanley & Co. LLC as pledgee of “GuideMark Opportunistic Fixed Income Fund, a series of GPS Funds II ” (such account referred to herein as the "Special Custody Account"). Customer hereby grants a continuing security interest to Broker in the collateral and any proceeds thereof and any other property in the Special Custody Account (the “Collateral”) to secure its obligations to Broker (the “Secured Obligations”) under the Institutional U.S. Listed Options Agreement dated as of January 4, 2012 between Customer and Broker (the “Options Agreement”) and the ancillary agreements relating thereto.  Collateral shall be released from the Special Custody Account only in accordance with this agreement.  Bank shall not comply with instructions and entitlement orders (“Orders”) with respect to Collateral or the Special Custody Account that are originated by Customer and shall comply only with Orders (including Orders regarding release or substitution of Collateral) with respect to the Collateral or the Special Custody Account that are originated by Broker without further consent by Customer.  Bank represents that it has not agreed to, and agrees that it will not agree to, comply with Orders with respect to the Collateral originated by any person other than Broker.  Bank hereby agrees for the benefit of Broker that any lien, security interest or encumbrance that it may now or hereafter acquire in respect of any of the Collateral, and any right of setoff, recoupment or counterclaim that it may now or hereafter acquire in respect of any Collateral shall be subordinated to the security interest granted hereunder in favor of Broker.  If there shall arise for any reason an overdraft in the Special Custody Account, whether in connection with an advance by Bank to settle a transaction involving the Special Custody Account or reversing any provisional credit to the Special Custody Account, or if such overdraft shall otherwise arise, or if there is indebtedness, or amounts owed, to the Bank with respect to this agreement, such overdraft or indebtedness shall be deemed an overdraft or indebtedness within the meaning of the primary custody agreement between Customer and Bank (the “Custody Agreement”) and Bank shall have all the rights and remedies available to it thereunder.  Bank will hold the Collateral in the Special Custody Account separate and apart from any other property of Customer which may be held by Bank, subject to the interest therein of Broker as the pledgee thereof in accordance with the terms of this agreement.  Bank shall not lend, rehypothecate or pledge any of the Collateral held in the Special Custody Account.

2.              Adequate Margin.  Customer agrees to maintain Adequate Margin (as defined below) at all times.  Broker shall initially, and from time to time, advise Authorized Party (as defined below) of the value of Collateral which is necessary to constitute Adequate Margin and Authorized Party shall cause Collateral, in such amount as is required to ensure that the Special Custody Account contains Adequate Margin, be delivered to the Special Custody Account when due under the Option Agreement and the ancillary agreements related thereto, including the Customer’s Agreement (Margin Account) .  Bank shall not be responsible for ensuring that Customer maintains Adequate Margin as required hereunder.  Broker will not pay interest on credit balances in the Special Custody Account.  "Authorized Party" means Customer, unless Customer is advised by IA, in which case it means the IA, acting on behalf of the Customer.  "Adequate Margin" means such Collateral as is required by the Listed Options Agreement and the ancillary agreements related thereto, including the Customer’s Agreement (Margin Account).

    3.             Distributions.  Unless the Bank has received an Order, upon receipt of any interest or dividends in cash with respect to Collateral (collectively, “Proceeds”) in the Special Custody Account, the Bank will transfer such Proceeds to Customer’s primary custodial account no later than the next business day.  After the Bank has received an Order, Proceeds shall be held in the Special Custody Account as additional Collateral.

4.             Broker’s Rights.  (i) In the event of (i) a default by Customer on any obligation with respect to a transaction under the Options Agreement and relating to an option cleared by Broker through the OCC (a “Customer Default”), or (ii) Customer’s Insolvency (as defined below), Broker may, if Customer continues to be in default or in Insolvency, (x) instruct Bank to release all or a specified portion of the Collateral held in the Special Custody Account to Broker, (y) exercise all rights and remedies available to a secured party under applicable law (including selling such of the Collateral in a private sale or other disposition or setting off any amounts payable by Customer with respect to any Secured Obligations against any Collateral, as in Broker's judgment is reasonably necessary for the protection of its interest under this agreement) and (z) use securities held as Collateral to effect a closing transaction with respect to the option transaction cleared by Broker through the OCC.  “Insolvency”, with respect to Customer, means Customer (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under applicable law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation (and, in the case of the filing of an involuntary petition against Customer, such petition is neither stayed nor dismissed within 30 days of filing); (5) has a secured party take possession of a substantial part of its assets; or (6) causes or is subject to any event with respect to it which has an analogous effect to any of the events specified in clauses (1) to (5) (inclusive).

(ii)           Broker hereby covenants, for the benefit of Customer, that Broker will issue to the Bank an Order only if Broker has determined that a Customer Default or Customer Insolvency event as set forth above has occurred or if Broker issues an Order for the release or substitution of Collateral.

5.             Release of Collateral.  Upon the request by Authorized Party to Broker, Broker may instruct Bank to release to Authorized Party such amount of Collateral as is specified by Broker if Broker is reasonably satisfied that the amount of Collateral that will be on deposit in the Special Custody Account after such release would be sufficient to satisfy Customer’s Secured Obligations.  If the Bank receives Broker’s instructions by 11:30 a.m. New York time on a business day, the Bank will effect such release no later than the close of business on the same business day.

6.             Bank’s Compensation.  Bank shall be paid as compensation for its services pursuant to this agreement such compensation as may from time to time be agreed upon in writing between Customer and Bank.

7.              Bank’s Liability.  With respect to any losses or liabilities, Bank shall be protected and held harmless in acting pursuant to any instructions, advices or notices from Broker believed by Bank in good faith, in accordance with reasonable banking standards, to be genuine and shall be protected and held harmless with respect to any acts performed by the Bank hereunder, except acts involving negligence or bad faith on the part of the Bank.  In matters concerning or relating to this agreement, Bank shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System or the rules and regulations of the OCC or the Securities and Exchange Commission. Bank shall not be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account, for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U S Treasury book-entry system for government securities, or acts of war, terrorism, insurrection or revolution, or acts of God, or any other similar event beyond the control of such party or its agents. Bank shall not be liable for indirect, special or consequential damage even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this agreement.

8.              Information to Broker.   Bank will make available to Broker and Customer by use of an on-line communications and reporting system that Bank makes available to its customers and to which Customer subscribes, confirmation of all deliveries, releases or substitutions of Collateral effected hereunder within one Business Day of such delivery, release or substitution of Collateral and shall supply Broker, IA and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month.

9.             Customer Representations and Warranties.  Customer represents and warrants that (i) the Collateral is not and will not be subject to any other liens or encumbrances and (ii) securities included at any time in the Collateral shall be in good deliverable form in accordance with the requirements of such exchanges as may be the primary markets for such securities.

10.           Termination.  This agreement shall continue in effect until Broker has notified the Bank in writing that this agreement is to be terminated.  Upon receipt of such notice, Broker shall have no further right to originate instructions concerning the Collateral or the Special Custody Account and Customer shall be entitled to originate instructions concerning the Collateral or the Special Custody Account for any purpose and without limitation except as may be provided in the Custody Agreement.  This agreement may be terminated by any party to this agreement upon a breach of the agreement which is not cured within 30 days of notice of such breach or upon termination of the Custody Agreement providing that notice of the same is provided in writing to the Broker no less than 30 days in advance.

       11.            Notices.  Written communications hereunder shall be sent by facsimile transmission, hand delivery, overnight courier or may be mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, addressed:

(a)           If to Bank, to:

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention:  Brandon Field
Facsimile No.: 212-635-8844
Telephone No.: 212-635-4604

(b)           If to Customer, to:

GuideMark Opportunistic Fixed Income Fund
c/o Genworth Financial Wealth Management, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3967
Telephone: (925) 521-2623
Facsimile: (866) 632-1391
Attn: Nadine Lucas, Senior Compliance Officer

(c)           If to an Authorized Party, to:

GuideMark Opportunistic Fixed Income Fund
c/o Loomis, Sayles & Company, L.P.
One Financial Center
Boston, Massachusetts 02111
Attention: Kevin P. Charleston, Chief Financial Officer
Facsimile No.: 617.423-3065
Telephone No.: 617.748-1754

with copies to:

Attention: Jean S. Loewenberg, General Counsel
Facsimile No.: 617.423.3065
Telephone No.: 617.346.9733

with copies to:

Attention: Steven E. Chittenden, Director of Investment Operations
Facsimile No.: 617.423.3065
Telephone No.: 617.478.7451

(d)           If to Broker, to:

Morgan Stanley & Co. LLC
Attention:  Margin Department
Address: One New York Plaza, 7th floor
New York, NY 10004

12.           Governing Law.  This agreement will be governed by the laws of the State of New York applicable to transactions entered into and to be performed wholly within the State of New York.  The parties hereby agree that the “securities intermediary’s jurisdiction” with respect to the Special Custody Account and the Collateral is New York, the Special Custody Account shall be a “securities account”, and the Collateral and any other property in the Special Custody Account (other than cash) shall be treated as “financial assets” within the meaning of Article 8 of the Uniform Commercial Code of the State of New York.

13.            Amendments.  No amendment of this agreement shall be effective unless in writing and signed by an authorized officer of each of the parties hereto.

14.            Counterparts.  This agreement may be executed in one or more counterparts, all of which together shall constitute but one and the same instrument.

15.           Representations. Each party represents and warrants to the other that it has full authority to enter into this agreement upon the terms and conditions hereof and that the individual executing this agreement on its behalf has the requisite authority to bind such party to this agreement, and that the agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

[Signatures follow on next page]

THE BANK OF NEW YORK MELLON (“BANK”)

By:    /s/ John Silano ______________
Name:  John Silano
Title:  Managing Director

GUIDEMARK OPPORTUNISTIC FIXED INCOME FUND (“CUSTOMER”)

By:  Loomis, Sayles & Company, L.P., as Investment Manager

By:  Loomis, Sayles & Company, Incorporated, its General Partner

By:    /s/ Lauren B. Pitalis______________
Name:  Lauren B. Pitalis
Title:  Vice President

LOOMIS, SAYLES & COMPANY, L.P. (“IA”)

By:  Loomis, Sayles & Company, Incorporated,
Its General Partner

By:    /s/ Lauren B. Pitalis _______________
Name:  Lauren B. Pitalis
Title:  Vice President

MORGAN STANLEY & CO. LLC (“Broker”)

By:    /s/ Jeffrey Hill __________________
Name:  Jeffrey Hill
Title:  Authorized Signatory